UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SunPower Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Rio Robles San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Class A Preferred Stock Purchase Rights	The Nasdaq Global Select Stock Market

Class B Preferred Stock Purchase Rights	The Nasdaq Global Select Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On June 14, 2011, SunPower Corporation, a Delaware corporation (the “Company”), entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of August 12, 2008, as amended (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment, among other things, (i) excludes, during the Standstill Period (as defined in the Affiliation Agreement, dated as of April 28, 2011 (as it may be amended from time to time, the “Affiliation Agreement”), by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Terra”) and the Company), from the definition of “Acquiring Person” therein (A) Terra, any Terra Controlled Corporation and any member of the Terra Group (each as defined in the Affiliation Agreement), so long as none of such persons have breached any of their obligations under Section 2.1 or Section 2.3 of the Affiliation Agreement (subject to any applicable cure period under the Affiliation Agreement) and (B) a Transferee (as defined in the Affiliation Agreement) who has acquired Common Shares (as defined in the Rights Agreement) from any member of the Terra Group in compliance with Section 2.3(a) and Section 2.3(b) of the Affiliation Agreement, so long as such Transferee (1) has not breached any of its obligations under Section 2.3 of the Affiliation Agreement and (2) does not thereafter become the Beneficial Owner (as defined in the Rights Agreement) of Common Shares of the Company in excess of the number of Common Shares Beneficially Owned prior to such acquisition from Terra plus such Common Shares acquired from Terra pursuant to Section 2.3(a) and Section 2.3(b) of the Affiliation Agreement or in any Transferee Tender Offer or Transferee Merger (each as defined in the Affiliation Agreement); and (ii) during the Terra Stockholder Approval Period (as defined in the Affiliation Agreement), include in the definition of “Acquiring Person” any Person (other than as provided above) that is or becomes the Beneficial Owner of 10% or more of the Total Current Voting Power (as defined in the Amendment) of the Company.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as an exhibit hereto and incorporated herein by this reference.

Item 2.	Exhibits.

Exhibit Number	Exhibit

4.1	Amendment No. 2, dated as of June 14, 2011, to the Rights Agreement, dated as of August 12, 2008, as amended, by and between the Company and Computershare Trust Company, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUNPOWER CORPORATION

By:	/s/ Dennis V. Arriola
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer

Date: June 15, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amendment No. 2, dated as of June 14, 2011, to the Rights Agreement, dated as of August 12, 2008, as amended, by and between the Company and Computershare Trust Company, N.A., as rights agent.

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